UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2010
GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 833-7110
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
David Lucchese, age 51, was appointed to the position of Executive Vice President, Sales, for Global Cash Access Holdings, Inc. (the “Company”) on April 30, 2010. Mr. Lucchese’s term of office shall continue until his resignation, his removal or the appointment of his successor. The Company issued a press release on April 30, 2010 announcing the appointment of Mr. Lucchese as Executive Vice President, Sales, a copy of which is attached hereto as Exhibit 99.1.
Mr. Lucchese served as Vice President of Sales, Games for Bally Technologies, Inc. from April 2005 to April 2010 and Senior Vice President of Sales, Systems from April 2003 to April 2005. Mr. Lucchese served as Vice President of Sales for Aristocrat Technologies, Inc. from July 2001 to February 2003.
In connection with his appointment to office, Mr. Lucchese and the Company entered into a written agreement pursuant to which Mr. Lucchese is entitled to receive an annual base salary of $340,000 and is eligible for a discretionary annual bonus in an amount of up to 75% of his then current base salary depending upon the achievement of certain performance criteria and goals to be determined. The target amount of the discretionary bonus, assuming the achievement of performance criteria and goals, is 50% of his then current base salary. Mr. Lucchese also received a one-time signing bonus of $100,000 that is repayable in the event that he voluntarily resigns or the Company terminates him for cause during the first year of his employment. In the event of the termination of Mr Lucchese’s employment without cause or if he terminates his employment for good reason (as defined in the written agreement), he is entitled to receive twelve months of base salary plus a bonus in an amount equal to 50% his annual base salary. A copy of the agreement setting for the terms of Mr. Lucchese’s employment with the Company is attached as Exhibit 10.1.
In connection with his appointment to office, Mr. Lucchese was granted an option under the Company’s 2005 Stock Incentive Plan to purchase an aggregate of 100,000 shares of common stock of the Company at an exercise price equal to $8.68 per share. Subject to Mr. Lucchese’s continued employment with the Company, the option will vest over a four-year period. The foregoing stock option was issued pursuant a Notice of Stock Option Award and Stock Option Award Agreement, the form of which is attached hereto as Exhibit 10.2.
Stephen Lazarus will assume the position of Senior Vice President, Sales and will be primarily responsible for the Company’s significant customer accounts.
Item 5.07. Submission of Matters to a Vote of Security Holders
The annual meeting of stockholders of the Company was held on April 29, 2010. At the meeting, the stockholders voted to re-elect Geoffrey Judge as a Class II director to the Board of Directors for a term expiring at the 2013 annual meeting, and to hold office until the designated annual meeting or until his successor is elected and qualified, or until his earlier resignation. The table below indicates the voting results with respect to the election of the Class II director.

				Broker
	For	Against	Withheld	Non-Votes
Geoffrey Judge	59,915,012	0	691,771	3,761,646
The stockholders also voted on the ratification of the Company’s independent registered public audit firm for the fiscal year ending December 31, 2010. The table below indicates the voting results.

	For	Against	Abstentions
Deloitte & Touche LLP	55,049,898	320,244	57,740

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document

10.1	Agreement with David Lucchese, dated April 13, 2010

10.2	Form of Notice of Stock Option Award and Stock Option Award Agreement

99.1	Press Release announcing the appointment of David Lucchese as Executive Vice President, Sales on April 30, 2010
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.
Date: May 4, 2010	By:	/s/ Scott H. Betts
Scott H. Betts, Chief Executive Officer